Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC.
ANNOUNCES PLAN TO INITIATE QUARTERLY CASH DIVIDEND

_________________

Plano, Texas, June 27, 2019 - Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII) today announced that its Board of Directors approved initiation of a quarterly cash dividend of $0.25 per share on its common stock subject to completion of the refinancing of the Company’s existing revolving credit facility and outstanding senior notes, which is expected to occur in the third quarter of 2019. The first quarterly dividend is expected to be declared in September 2019 and paid in October 2019. The Company expects to enter into agreements with respect to new credit facilities, which will replace its existing revolving credit facility. Proceeds from the refinancing, together with cash on hand, will be used at closing to redeem the Company’s senior unsecured notes maturing in 2020 and 2021.

Mitch Fadel, Chief Executive Officer of Rent-A-Center, said, “The Board’s decision to re-initiate a quarterly dividend reflects our confidence in Rent-A-Center’s business and long-term growth prospects. Balance sheet deleveraging, cost reductions, and solid same store sales growth have dramatically strengthened our earnings and cash flow. As a result, we are well positioned to return substantial capital to shareholders while simultaneously investing to capitalize on the significant growth opportunity in the kiosk and virtual rent-to-own industry.”
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,200 stores in the United States, Mexico and Puerto Rico, and approximately 1,100 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 320 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.” For additional information about the Company, please visit its website at www.rentacenter.com.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. Factors that could cause or contribute to such differences include, but are not limited to: capital market conditions, including the Company’s ability to complete the refinancing of its revolving credit facility expiring December 31, 2019, and senior notes maturing in November 2020 and May 2021; the Company's available cash flow; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; the Company’s ability to generate sufficient cash flow to continue to pay dividends; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2018, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.
Contact for Rent-A-Center, Inc.:
Maureen B. Short
EVP, Chief Financial Officer
(972) 801-1899
maureen.short@rentacenter.com